                                                                  EXHIBIT 10.13


                              CORAL SYSTEMS, INC.

                              AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                               TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
I.   GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-

II.  REGISTRATION; RESTRICTIONS ON TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -3-
         2.1     Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -3-
         2.2     Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -4-
         2.3     Piggyback Registrations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -5-
         2.4     Form S-3 Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -6-
         2.5     Expenses of Registration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
         2.6     Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
         2.7     Termination of Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
         2.8     Delay of Registration; Furnishing Information  . . . . . . . . . . . . . . . . . . . . .  -9-
         2.9     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
         2.10    Assignment of Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         2.11    Amendment of Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         2.12    Limitation on Subsequent Registration Rights . . . . . . . . . . . . . . . . . . . . . .  -12-
         2.13    "Market Stand-Off" Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-

III.  COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.1     Basic Financial Information and Reporting  . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.2     Inspection Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.3     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.4     Reservation of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.5     Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.6     Termination of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.7     Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

IV.  RIGHTS OF FIRST REFUSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         4.1     Subsequent Offerings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         4.2     Exercise of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         4.3     Termination of Rights of First Refusal . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.4     Issuance of Equity Securities to Other Persons . . . . . . . . . . . . . . . . . . . . .  -15-
         4.5     Sales by Management Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         4.6     Transfer of Rights of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.7     Excluded Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         4.8     Waiver of Rights of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

V.  CO-SALE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         5.1     Major Shareholders' Notice of Purchase Offers  . . . . . . . . . . . . . . . . . . . . .  -17-
         5.2     Right to Participate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         5.3     Consummation of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         5.4     Permitted Exemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

                               TABLE OF CONTENTS

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
         5.5     Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.6     Termination of Co-Sale Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         5.7     Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         5.8     Minor Management Shareholders' Notice of Purchase Offers . . . . . . . . . . . . . . . .  -19-
         5.9     Right to Participate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         5.10    Consummation of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         5.11    Permitted Exemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         5.12    Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         5.13    Termination of Co-Sale Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         5.14    Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-

VI.  OPTION TO PURCHASE SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         6.1     Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         6.2     Automatic Amendment of this Agreement Pursuant to Closing of Option Sale . . . . . . . .  -22-

7.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         7.1     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         7.2     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         7.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         7.4     Separability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         7.5     Entire Agreement; Amendments, Modifications and Waivers  . . . . . . . . . . . . . . . .  -23-
         7.6     Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         7.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         7.8     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         7.9     Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         7.10    Pronouns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         7.11    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-


                              AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

         This Amended and Restated Investors' Rights Agreement (the "Agreement") is entered into as of the 21 day of March, 1996, by and among Coral Systems, Inc., a Delaware corporation (the "Company"), Cincinnati Bell Information Systems Inc., an Ohio corporation (the "Purchaser"), the holders of the Company's Series B Preferred Stock ("Series B Holders") set forth on
Schedule I attached hereto, CVM Equity Fund III, Ltd. ("CVM"), Colorado Incubator Fund ("CIF"), certain warrantholders of the Company set forth in
Schedule II attached hereto (the "Warrantholders"), certain holders of the Company's Series A Preferred Stock set forth in Schedule III attached hereto (the "Series A Holders"), Eric A. Johnson, Howard Kaushansky, Kyle Hubbart and Tom Fedro (the "Minor Management Shareholders").

                                    RECITALS

         WHEREAS; The Company proposes to sell and issue up to one million, eight hundred seven thousand, six hundred forty-two (1,807,642) shares of its Series C Stock pursuant to the Purchase Agreement (the "Shares");

         WHEREAS, as a condition of entering into the Purchase Agreement, the Purchaser has requested that the Company extend to it registration rights, information rights and a right of first refusal as set forth below; and

         WHEREAS, in order to induce the Purchaser to enter into the Purchase Agreement, the Company and all of the other parties to that Investors Rights' Agreement dated March 21, 1995 (the "1995 Agreement") have agreed to modify their respective rights set forth in the 1995 Agreement by entering into this Agreement which supersedes the 1995 Agreement in its entirety.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

                                   I. GENERAL

         1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

         "Equity Securities" shall mean (i) any stock or similar security of the Company, (ii) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (iv) any such warrant or right.

         "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee of record thereof in accordance with
Section 2.10 hereof.

         "On A Fully Diluted Basis" shall refer to the number of shares of Common Stock of the

Company which would be outstanding and issued assuming that all shares of Common Stock which are issuable (i) upon the conversion or exchange of the Company's outstanding convertible or exchangeable securities, including notes and debentures, and (ii) upon the exercise of the Company's outstanding options and warrants for the purchase of Common Stock and rights to subscribe for or purchase Common Stock, were in fact issued.

         "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "Registrable Securities" means (i) Common Stock of the Company held by CVM and CIF as the date hereof; (ii) Common Stock of the Company issued or issuable upon conversion of the Series A Preferred Stock held by the Series A Holders, (iii) Common Stock of the Company issued or issuable upon conversion of the Series B Preferred Stock held by the Series B Holders, (iv) Common Stock of the Company issued or issuable upon conversion of the Shares; and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferror's rights under Article II of this Agreement are not assigned.

         "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

         "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale.

         "Series C Preferred Qualified Public Offering" shall mean the sale of the Company's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act (other than a registration relating solely to a transaction under Rule 145 or such act (or any successor thereto) or to an employee benefit plan of the Company), at a public offering price, with aggregate gross proceeds to the Company and/or any selling stockholders which equal or exceed $15,000,000; provided, however, that the number of shares sold in such public offering shall not be less than fifteen percent (15%) of the Company's Equity Securities outstanding immediately after such public offering.

         "Shares" shall mean the Company's Series C Stock.

         "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "SEC" or "Commission" means the Securities and Exchange Commission.

         "Warrant Securities" means Common Stock of the Company issued or issuable upon the exercise of warrants held by the Warrantholders as of the date hereof.

                  II.  REGISTRATION; RESTRICTIONS ON TRANSFER

         2.1     Restrictions on Transfer.

                 (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Agreement and:

                          (i)     There is then in effect a registration
statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                          (ii)  (A) Such Holder shall have notified the Company
of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                          (iii)  Notwithstanding the provisions of paragraphs
(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, (B) a corporation to another entity under common control with such corporation, or (C) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

                 (b) Each certificate representing the Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

                 (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                 (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2     Demand Registration.

                 2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive at any time after the date two hundred seventy (270) days following the effective date of the registration statement pertaining to the initial public offering of the Company's common stock (the "Initial Offering"), a written request from the Purchaser or from Holders (or any assignee pursuant to Section 2.10 hereof) holding more than twenty percent (20%) of the Registrable Securities then outstanding (the "20% Holders") (either of the Purchaser or the 20% Holders is referred to herein as the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of all or any portion of the Registrable Securities, then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 2.2.2, effect, as soon as practicable, and in any event within ninety (90) days of the receipt of such request the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                 2.2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any

Holder to include her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                 2.2.3 The Company shall not be obligated to effect more than two (2) registrations demanded by Purchaser pursuant to this Section 2.2 nor more than two (2) registrations demanded by the 20% Holders pursuant to this Section 2.2.

                 2.2.4 The Company shall not be required to effect a registration pursuant to this Section 2.2 during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to its Initial Offering, provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective. In addition, the Company shall not be required to effect a registration pursuant to this
Section 2.2 if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2.1, the Company gives notice to the Holders of the Company's intention to make a public offering of the Company's Common Stock within ninety (90) days.

                 2.2.5 Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period.

         2.3 Piggyback Registrations. For purposes of Sections 2.3, 2.8, 2.9, 2.10, 2.11 and 2.13 only; "Registrable Securities" shall also be deemed to include Warrant Securities and "Holder" shall also be deemed to include each Warrantholder. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder, provided, that such notice shall not obligate the Company to file such registration statement. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.
If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                 2.3.1 Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.
In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the Holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by any Holders without the written consent of Holders holding not less than a majority of the Registrable Securities proposed to be sold in the offering.

         2.4 Form S-3 Registration. In case the Company shall receive from the Initiating Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

                 2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                 2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this
Section 2.4: (i) if Form S-3 is not available for such offering by the Holders,
(ii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000, (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred one hundred twenty (120) days after receipt of the request of the Initiating Holder or Holders under this Section 2.4, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this
Section 2.4, or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. In addition, the Company shall not be required to effect a registration pursuant to this Section 2.4 if within thirty (30) days receipt of a written request from the Initiating Holders pursuant to this Section 2.4, the Company gives notice to the Holders of the Company's intention to make a public offering of the Company's Common Stock within ninety (90) days.

                 2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable and, in any event, within ninety (90) days after receipt of the request or requests of the Initiating Holders.

         2.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for the Registration Expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Purchaser or the Holders of a majority of Registrable Securities, as the case may be, agree to forfeit their right to one requested registration pursuant to Section 2.2 in which event such right shall be forfeited by the Purchaser or by all Holders). If the Purchaser or the

Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to Section 2.5, then the Purchaser or the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

         2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                 2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                 2.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                 2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                 2.6.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                 2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                 2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                 2.6.7 Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         2.7 Termination of Registration Rights. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the date following the closing of the Company's Initial Offering.

         2.8     Delay of Registration; Furnishing Information.

                 (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

                 (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Article II that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

                 (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.8(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

         2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                 2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                 2.9.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

                 2.9.3 Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this

Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                 2.9.4    If the indemnification provided for in this Section
2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 2.9.5 The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                 2.9.6    The obligations of the Company and Holders under this
Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

         2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.2, 2.3 or 2.4 hereof unless it acquires at least the greater of ten percent (10%) of such Holder's Registrable Securities or twenty-five thousand (25,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary, parent, general partner or limited partner of a Holder.

         2.11    Amendment of Registration Rights.  Any provision of this
Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Holders of at least a majority of the Registrable Securities then outstanding,
(iii) the Holders of at least a majority of the Registrable Securities held by the purchasers of the Series B Preferred Stock, and (iv) the Purchaser. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

         2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of
(i) the Holders of at least a majority of the Registrable Securities then outstanding, (ii) the Holders of at least a majority of the Registrable Securities held by the purchasers of the Series B Preferred Stock and (iii) the Purchaser, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of registration rights superior or equal to those granted to the Holders pursuant to this Section 2, or of registration rights which might cause a reduction in the number of shares includable by the Holders in any offering pursuant to Sections 2.2, 2.3 or 2.4.

         2.13 "Market Stand-Off" Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act relating to the Initial Offering, provided that all officers, key employees, and directors of the Company and all holders holding 2% or more of the outstanding Common Stock of the Company enter into similar agreements (including Common Stock issuable upon the exercise or conversion of outstanding securities).

         The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

                         III.  COVENANTS OF THE COMPANY

         3.1     Basic Financial Information and Reporting.

                 3.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                 3.1.2 The Company will furnish each of CVM, CIF, each Series A Holder, each Series B Holder and the Purchaser (the "Shareholders") as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                 3.1.3 The Company will furnish each Shareholder as soon as practicable after the end of each month, and in any event within 30 days thereafter, a balance sheet, as at the end of such month and a statement of income, all prepared in accordance with generally accepted accounting principles.

                 3.1.4 The Company will furnish each Shareholder (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget of sales and expenses for such fiscal year; and (ii) within twenty (20) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, but such statement shall set forth applicable budget figures and variances from budget.

                 3.1.5 The Company will furnish each Shareholder with such other financial information as such Shareholder may reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1.5 with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.2 Inspection Rights. Each Shareholder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3 Confidentiality. Each Shareholder agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Shareholder may obtain from the Company, and which the Company has prominently marked "confidential", "proprietary" or "secret" or has otherwise identified as being such or if due to its character or nature, a reasonable person in a like position and under like circumstances would treat the information as confidential, proprietary or secret, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information (i) is or becomes known to the Shareholder from a source other than the Company which, to such Shareholder's knowledge, is not under any confidentiality obligation, whether imposed by law or contract
(ii) is or becomes publicly known without any breach of this Section 3.3, (iii) unless the Company gives its written consent to the Shareholder's release of such information, except that no such written consent shall be required (and Shareholder shall be free to release such information) if such information is to be provided to a Shareholder's counsel or accountant, or to an officer, director or partner of a Shareholder, provided that the Shareholder shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential, or (iv) is required by court order.

         3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

         3.5 Board of Directors. The Board shall meet at least once each three-month period. The Directors shall be paid their travel and lodging expenses, if any, of attendance at each meeting of the Board of Directors and each meeting of any committee of the Board which he is a member.

         3.6     Termination of Covenants.  Except for covenants in Sections
3.3 and 3.5, all covenants of the Company contained in Article III of this Agreement shall expire and terminate as to each Shareholder immediately after the time of effectiveness of the Company's Initial Offering.

         3.7 Amendment and Waiver. This Article III may be amended modified or waived only upon the written consent of (i) the Company, (ii) the Holders of at least a majority of the shares of Common Stock (including Common Stock issuable upon the exercise or conversion of outstanding securities of the Company) held by the Shareholders, (iii) the Holders of at least a majority of the Shares of Common Stock held by the purchasers of the Series B Preferred Stock, and (iv) the Purchaser.

                          IV.  RIGHTS OF FIRST REFUSAL

         4.1 Subsequent Offerings. The Purchaser, CVM, CIF and each of the Warrantholders (for purposes of this Article IV, each of CVM, CIF and each of the Warrantholders is referred to as a "Right Holder") shall have a right of first refusal to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof. The Purchaser's and each Right Holder's pro rata share, for purposes of this right of first refusal, is equal to the ratio of the number of Equity Securities (including all shares of Common Stock issued or issuable upon conversion or exercise of the Equity Securities) which the Purchaser and such Right Holder are deemed to be a holder immediately prior to the issuance of such Equity Securities to the total number of Equity Securities then outstanding (including all shares of Common Stock issued or issuable upon conversion or exercise of the Equity Securities).

         4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give the Purchaser and each Right Holder written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Purchaser and each Right Holder shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. If, upon the expiration of such notice period, each Right Holder has not purchased its pro rata share of the Equity Securities upon the terms and conditions specified in the notice, then the Company shall notify the Purchaser of the amount of Equity Securities not purchased by the Right Holders. The Purchaser shall have twenty-four (24) hours from the receipt of such notice to purchase the Equity Securities not purchased by the Right Holders; provided, however, that any such purchase of the Equity Securities not purchased by the Right Holders may not result in the Purchaser's total ownership of Equity Securities exceeding twenty-five percent (25%) of the Equity Securities outstanding after such purchase. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to the Purchaser or any Right Holder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 Termination of Rights of First Refusal. The rights of first refusal of the Right Holders established by this Article IV shall terminate upon the closing of the Company's Initial Offering. The rights of first refusal of the Purchaser established by this Article IV shall terminate upon the closing of the sale of the Company's Common Stock in the Series C Preferred Qualified Public Offering.

         4.4 Issuance of Equity Securities to Other Persons. If the Purchaser or the Right Holders fail to exercise the rights of first refusal, the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which the Purchaser's rights or the Right Holders' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Purchaser or the Right Holders pursuant to Section 4.2 hereof. If the Company has not sold such Equity

Securities within such one hundred twenty (120) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Purchaser or the Right Holders in the manner provided above. Notwithstanding the foregoing, in the event the Company proposes to sell Equity Securities (other than Equity Securities excluded by Section 4.7 hereof) to a Competitor of Purchaser, the Company shall provide to the Purchaser written notice of its intention, describing each party to whom it proposes to sell such securities. The Purchaser shall have fifteen (15) days from the receipt of such notice to give written notice of its objection to such sale. If the written notice of objection is given and received as herein provided, the Company shall not proceed with such sale. If the written notice of objection is not given and received as herein provided, the sale may proceed as proposed provided that all other requirements of this Article IV are satisfied. For purposes of this Section 4.4, "Competitor" shall mean any person involved in the provision and management of billing and customer care solutions for the communications industry as listed on Exhibit A attached hereto. Purchaser reserves the right to update such exhibit from time to time in its sole discretion to reflect additions to or deletions of Competitors from such exhibit until the earlier of (a) the termination of the Option or (b) the last day of the twelfth month following the date of the closing of the sale of the Series C Stock and not any Subsequent Series. Upon the occurrence of the earlier of such events until the closing of the Series C Preferred Qualified Public Offering, such exhibit shall be amended from time to time only upon the mutual agreement of the Company and the Purchaser to add other entities that are Competitors. The right of the Purchaser to object to a sale as provided in this paragraph shall expire and be of no further force and effect upon the closing of the Series C Preferred Qualified Public Offering.

         4.5     Sales by Management Shareholders.

                 (a) The Purchaser shall have a right of first refusal to purchase all Equity Securities that an officer of the Company, who owns as of the date hereof the equivalent of greater than 100,000 Equity Securities On A Fully Diluted Basis ("Management Shareholder"), from time to time, proposes to sell after the date of this Agreement.

                 (b) If a Management Shareholder proposes to sell any Equity Securities to any third party non-employee in an arms-length transaction for value, he shall give the Purchaser written notice of his intention, describing the Equity Securities, the price and the terms and conditions upon which such Management Shareholder proposes to sell the same. The Purchaser shall have fifteen (15) days from the giving of such notice to agree to purchase all such Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to such Management Shareholder. Notwithstanding the foregoing, a Management Shareholder shall not be required to offer or sell such Equity Securities to the Purchaser if it would cause the Company or a Management Shareholder to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.6 Transfer of Rights of First Refusal. The rights of first refusal of the Purchaser and each Right Holder under this Article IV may be transferred to any constituent partner or affiliate of the Purchaser or such Right Holder, respectively, to any successor in interest to all or substantially all the assets of the Purchaser or such Right Holder, respectively, or to a transferee who acquires the greater of ten percent (10%) of the Purchaser's or Right Holder's, respectively, Common Stock (including shares convertible or exercisable into Common Stock) or twenty-five thousand (25,000) shares (as adjusted for stock splits, combinations and the like) of Common Stock (including shares convertible or exercisable into Common Stock) provided that such transferee agrees in writing to be bound by the provisions of this Agreement.

         4.7 Excluded Securities. The rights of first refusal established by this Article IV shall have no application to any of the following Equity
Securities:

                 4.7.1 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                 4.7.2 stock issued pursuant to any rights, agreements, options or warrants outstanding as of the date of this Agreement and stock issued pursuant to any such rights, agreements, options or warrants granted after the date of this Agreement, provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights, agreements, options or warrants;

                 4.7.3 any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                 4.7.4 any Equity Securities that are issued by the Company as part of an underwritten public offering referred to in Section 4.3 hereof;

                 4.7.5 shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                 4.7.6 shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock; and

                 4.7.7 any Equity Securities issued pursuant to any equipment leasing arrangement, bank financing, licenses or nonfinancial business arrangements.

         4.8 Waiver of Rights of First Refusal. Except as otherwise expressly provided, the obligations of the Company and the rights of the Purchaser and the Right Holders under this Article IV may be waived only with the written consent of (i) the Company, (ii) the holders of a majority of all Equity Securities held by the Right Holders and (iii) the Purchaser.

                               V.  CO-SALE RIGHTS

         5.1 Major Shareholders' Notice of Purchase Offers. In the event that Eric A. Johnson and/or CVM (the "Major Shareholders") from time to time propose to accept a bona fide offer

(the "Purchase Offer") from any persons to purchase any shares of Common Stock (as such number may be adjusted for any stock, dividends, combinations or stock splits with respect to such shares) from the Major Shareholder(s), then the Major Shareholder(s) shall promptly notify Purchaser and each Series A Holder and Series B Holder of the terms and conditions of such Purchase Offer.

         5.2 Right to Participate. The Purchaser and the Series A Holders and Series B Holders shall have the right to participate pro rata in the Major Shareholder's sale of Common Stock on the same terms and conditions provided Purchaser and each participating Series A Holder and Series B Holder provide written notice to the Major Shareholder(s) within 15 business days after receipt of a notice of the Purchase Offer. To the extent that one or more of Purchaser or Series A Holder or Series B Holder exercises such right of participation, the number of shares of Common Stock that the Major Shareholder(s) may sell pursuant to such Purchase Offer shall be correspondingly reduced as provided herein. Any such reduction shall be allocated among the Major Shareholder(s) in proportion to the number of shares of each subject to the Purchase Offer. The rights of participation of the Purchaser and/or Series A Holder and/or Series B Holder shall be subject to the following terms and conditions:

                          (a)  Purchaser, if participating, and each
participating Series A Holder and Series B Holder may sell all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of shares of Common Stock at the time owned by Purchaser or such Series A Holder or Series B Holder and the denominator of which is the combined number of shares of Common Stock at the time owned by the Major Shareholder(s) and Purchaser, if participating, and all participating Series A Holders and Series B Holders (including shares transferred to Permitted Transferees as defined and in the manner described below).

                          (b)  Purchaser, if participating. or each
participating Series A Holder or Series B Holder may participate in the sale by delivering to the Major Shareholder(s) for transfer to the offeror one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which Purchaser and each Series A Holder and Series B Holder elects to sell pursuant to this Section 5.2.

         5.3 Consummation of Sale. The stock certificate or certificates which Purchaser, if participating, and each participating Series A Holder and Series B Holder delivers to the Major Shareholder(s) pursuant to Section 5.2 shall be transferred by the Major Shareholder(s) pursuant to the Purchase Offer in consummation of the sale of the Common Stock pursuant to the terms and conditions in the notice to the Purchaser and Series A Holder and Series B Holder described in Section 5.1, and the Major Shareholder(s) shall arrange for Purchaser and each participating Series A Holder and Series B Holder to be paid by the purchaser or an independent agent at the same time and on the same terms and conditions as the Major Shareholder(s).

         5.4 Permitted Exemptions. The participation of the Purchaser and/or Series A Holder and/or Series B Holder shall not apply to (a) any pledge of Common Stock made by a Major

Shareholder pursuant to a bona fide loan transaction which creates a mere security interest, (b) any transfer to the Company pursuant to a written agreement between the Company and a Major Shareholder providing for the right of such repurchase or to a Major Shareholder's ancestors or descendants or spouse or to a trustee for their benefit, (c) any transfer to an entity controlled by such Major Shareholder, (d) any transfer to another Major Shareholder, or (e) any bona fide gift or bargain sale; provided that (i) the Major Shareholder(s) shall inform the Purchaser and Series A Holders and Series B Holders, as appropriate, of such pledge, transfer or gift prior to effecting it and (ii) the pledgee, transferee or donee (other than a charitable organization not related to the Major Shareholder(s)) (collectively, the "Permitted Transferees") shall furnish the Purchaser and Series A Holders and Series B Holders, as appropriate, with a written agreement to be bound by and comply with all provisions of this Section 5 applicable to the Major Shareholder(s). Further, the provisions of this Section 5 shall not apply to any registered offering of the Common Stock or to any sale to the Company under agreements providing for the purchase by the Company of Common Stock upon specified events such as the termination of employment, or failure to satisfy vesting or performance requirements.

         5.5 Payment of Expenses. If Purchaser or any Series A Holder or Series B Holder participates in any sale under this Section 5, he shall bear a portion of the expenses incurred by the Major Shareholder(s) in such sale (including without limitations legal and accounting fees) equal to the number of shares of Common Stock sold by such Purchaser or Series A Holder or Series B Holder divided by the total number of shares of Common Stock sold in the sale.

         5.6     Termination of Co-Sale Rights.

                 (a) The rights of the Purchaser and Series A Holders and Series B Holders under this Article V and the obligations of the Major Shareholder(s) with respect to the Purchaser and Series A Holders and Series B Holders shall terminate as to a Major Shareholder, at such time as the Major Shareholder shall no longer be the owner of at least 7.5% of the issued and outstanding shares of capital stock of the Company.

                 (b) Unless sooner terminated in accordance with Section 5.6(a), the rights of the Purchaser or Series A Holder or Series B Holder under this Section 5 shall terminate upon the occurrence of any one of the following events:

                                  (i) the liquidation, dissolution or
indefinite cessation of the business operations of the Company;

                                  (ii) the execution by the Company of a
general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

                                  (iii) the consummation of an underwritten
public offering of the Company's Common Stock registered under the 1933 Act other than a registration relating solely to Rule 145 of such Act.

         5.7 Legend. The Company agrees to cause the certificates representing shares of Common Stock now or hereafter owned by the Major Shareholders or issued to any Permitted Transferee to be endorsed with the following legend:

                 "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF CERTAIN CO-SALE RIGHTS PURSUANT TO AN AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND CERTAIN HOLDERS OF PREFERRED STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

Such legend shall be removed upon termination of the co-sale rights in accordance with the provisions of this Article V.


         5.8 Minor Management Shareholders' Notice of Purchase Offers. In the event that any officer of the Company, other than Eric A. Johnson, owns as of the date hereof the equivalent of greater than 100,000 Equity Securities On A Fully Diluted Basis (the "Minor Management Shareholders") from time to time proposes to accept a bona fide offer (the "Purchase Offer") from any persons to purchase any shares of Common Stock (as such number may be adjusted for any stock, dividends, combinations or stock splits with respect to such shares) from the Minor Management Shareholder(s), then the Minor Management Shareholder(s) shall promptly notify Purchaser of the terms and conditions of such Purchase Offer.

         5.9 Right to Participate. The Purchaser shall have the right to participate pro rata in the Minor Management Shareholder's sale of Common Stock on the same terms and conditions provided Purchaser provides written notice to the Minor Management Shareholder(s) within 15 business days after receipt of a notice of the Purchase Offer. To the extent that Purchaser exercises such right of participation, the number of shares of Common Stock that the Minor Management Shareholder(s) may sell pursuant to such Purchase Offer shall be correspondingly reduced as provided herein. Any such reduction shall be allocated among the Minor Management Shareholder(s) in proportion to the number of shares of each subject to the Purchase Offer. The rights of participation of the Purchaser shall be subject to the following terms and conditions:

                          (a)  Purchaser may sell all or any part of that
number of shares of Common Stock equal to the product obtained by multiplying
(i) the aggregate number of shares of Common Stock covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of shares of Common Stock at the time owned by Purchaser and the denominator of which is the combined number of shares of Common Stock at the time owned by the Minor Management Shareholder(s) and Purchaser (including shares transferred to Permitted Transferees as defined and in the manner described below).

                          (b)  Purchaser may participate in the sale by
delivering to the Minor Management Shareholder(s) for transfer to the offeror one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which Purchaser elects to sell pursuant to this Section 5.9.

         5.10 Consummation of Sale. The stock certificate or certificates which Purchaser delivers to the Minor Management Shareholder(s) pursuant to
Section 5.9 shall be transferred by the Minor Management Shareholder(s) pursuant to the Purchase Offer in consummation of the sale of the Common Stock pursuant to the terms and conditions in the notice to the Purchaser described in Section 5.8, and the Minor Management Shareholder(s) shall arrange for Purchaser to be paid by the purchaser or an independent agent at the same time and on the same terms and conditions as the Minor Management Shareholder(s).

         5.11 Permitted Exemptions. The participation of the Purchaser shall not apply to (a) any pledge of Common Stock made by a Minor Management Shareholder pursuant to a bona fide loan transaction which creates a mere security interest, (b) any transfer to the Company pursuant to a written agreement between the Company and a Minor Management Shareholder providing for the right of such repurchase or to a Minor Management Shareholder's ancestors or descendants or spouse or to a trustee for their benefit, (c) any transfer to an entity controlled by such Minor Management Shareholder, (d) any transfer to another Minor Management Shareholder, or (e) any bona fide gift or bargain sale; provided that (i) the Minor Management Shareholder(s) shall inform the Purchaser of such pledge, transfer or gift prior to effecting it and (ii) the pledgee, transferee or donee (other than a charitable organization not related to the Minor Management Shareholder(s)) (collectively, the "Permitted Transferees") shall furnish the Purchaser with a written agreement to be bound by and comply with all provisions of this Section 5 applicable to the Minor Management Shareholder(s). Further, the provisions of this Section 5 shall not apply to any registered offering of the Common Stock or to any sale to the Company under agreements providing for the purchase by the Company of Common Stock upon specified events such as the termination of employment, or failure to satisfy vesting or performance requirements.

         5.12 Payment of Expenses. If Purchaser participates in any sale under this Section 5, it shall bear a portion of the expenses incurred by the Minor Management Shareholder(s) in such sale (including without limitation legal and accounting fees) equal to the number of shares of Common Stock sold by Purchaser divided by the total number of shares of Common Stock sold in the sale.

         5.13    Termination of Co-Sale Rights.

                 (a) The rights of the Purchaser under this Section 5 and the obligations of the Minor Management Shareholder(s) with respect to the Purchaser shall terminate as to a Minor Management Shareholder, at such time as the Minor Management Shareholder shall no longer be the owner of at least the equivalent of greater than 100,000 of the Equity Securities On A Fully Diluted Basis.

                 (b) Unless sooner terminated in accordance with Section 5.13(a), the rights of the Purchaser under this Section 5 shall terminate upon the occurrence of any one of the following events:

                                  (i) the liquidation, dissolution or
indefinite cessation of the business operations of the Company;

                                  (ii) the execution by the Company of a
general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

                                  (iii) the consummation of an underwritten
public offering of the Company's Common Stock registered under the 1933 Act other than a registration relating solely to Rule 145 of such Act.

         5.14 Legend. The Company agrees to cause the certificates representing shares of Common Stock now or hereafter owned by the Minor Management Shareholders or issued to any Permitted Transferee to be endorsed with the following legend:

                 "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF CERTAIN CO-SALE RIGHTS PURSUANT TO AN AGREEMENT BY AND BETWEEN THE SHAREHOLDER AND CERTAIN HOLDERS OF PREFERRED STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

Such legend shall be removed upon termination of the co-sale rights in accordance with the provisions of this Article V.

                       VI.  OPTION TO PURCHASE SECURITIES

         6.1 Option. The Company hereby grants to the Purchaser, and the Purchaser hereby accepts, an option (the "Option") to purchase on a one time basis up to that number of shares (calculated On A Fully Diluted Basis) of a subsequent series of the Company's Preferred Stock (the "Subsequent Series") as shall equal N in the following equation:

         ((X + N) (Y%)) - E = N, where Y% shall be treated as a fraction expressed in decimal notation (i.e., where Y% = 25%, Y% shall equal .25).

Where,

         X = the number of Equity Securities On A Fully Diluted Basis outstanding immediately prior to the closing of the sale of the shares pursuant to the exercise of the Option.

         N = the number of shares to be purchased pursuant to the exercise of the Option.

         Y% = that percent of the Equity Securities which will be owned by the Purchaser immediately after the closing of the sale of the shares pursuant to the exercise of the Option based on the Equity Securities outstanding On A Fully Diluted Basis immediately after the closing of the sale of the shares pursuant to the exercise of the Option, provided, however, that Y% (i.e., the Purchaser's aggregate ownership of Equity Securities) shall not exceed twenty-five percent (25%).

         E = that number of Equity Securities owned by the Purchaser immediately prior to the closing of the sale of the shares pursuant to the exercise of the Option.

         Example:  ((100,000 + N)(25%)) - 10,000 = N; N = 20,000

         The Subsequent Series shall have substantially the same attributes and terms as the Company's Series C Stock but at a purchase price and with all related terms associated with such price reflecting the purchase price of such Subsequent Series (the "Subsequent Series Purchase Price"). The Subsequent Series Purchase Price per share shall be equal to P in the following equation:

         (($562,963)(Y% - E/X))/N = P; where, (Y% - E/X) shall be treated as a whole number (i.e., where Y% = 25% and E/X = 10%, (Y%-E/X) shall equal 15).

         Example:  (($562,963) (25% - 10,000/100,000))/20,000 = P; P= 422.22
per share.

         The Option shall begin on the date of the closing of the sale of the Series C Stock and shall terminate (unless earlier exercised) upon the last day of the twelfth (12th) month following such date; provided, however, that in the event the Company engages an underwriter to proceed in good faith to underwrite a public offering of securities of the Company and in any event no later than the initial organizational meeting of such underwritten public offering, the Purchaser and the Company shall mutually agree within fourteen (14) days of the Purchaser's receipt of written notice of such event from the Company upon the date and time of the exercise of the Option, and if the Option is not exercised upon the date and time as mutually agreed, the Option shall terminate. The closing of the sale of the shares pursuant to the exercise of the Option shall take place on or before the twenty-first (21st) day after the exercise of the Option. On or before such closing the Company and the Purchaser shall enter into a stock purchase agreement substantially similar to the Series C Preferred Stock Purchase Agreement and the Company shall file a Certificate of Designations designating the Subsequent Series. To exercise the Option, Purchaser shall provide written notice of such exercise to the Company's President and Chief Executive Officer at the Company's principal business office as otherwise required by Section 7.7. The Option is not assignable or transferable. Any attempted assignment or transfer shall be void.

         6.2 Automatic Amendment of this Agreement Pursuant to Closing of Option Sale. Upon the closing of the sale of the shares pursuant to the exercise of the Option, this Agreement shall be automatically amended as follows: the definition of "Shares" in Section 1.1 of the Agreement shall mean all shares of the Company's Series C Stock and all shares of the Subsequent Series sold pursuant to the exercise of the Option.


                              VII.  MISCELLANEOUS

         7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado as applied to agreements among Colorado residents entered into and to be performed entirely within Colorado.

         7.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         7.3 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement, and the rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the Company and the holders of at least a majority in interest of the Shares. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties hereto; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         7.4 Separability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.5     Entire Agreement; Amendments, Modifications and Waivers.

                 7.5.1 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

                 7.5.2 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of (i) the Company, (ii) the Holders of at least a majority of the Registrable Securities then outstanding, (iii) the Holders of at least a majority of the Registrable Securities held by the Series B Holders, (iv) the Purchaser, (v) only with respect to Section 4.5, the holders of at least a majority of the Equity Securities held by the Management Shareholders, and (vi) only with respect to Article V, the holders of at least a majority of the Equity Securities held by the Major Shareholders and the Minor Management Shareholders.

                 7.5.3 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the (i) Company, (ii) the Holders of at least a majority of the Registrable Securities, and (iii) the Purchaser.

                 7.5.4 This Agreement (i) deletes and supersedes that certain Registration Rights Agreement dated as of November 1, 1991, as amended on March 25, 1992, among the Company, CVM and CIF, (ii) amends and restates that certain Registration Rights Agreement, dated as of January 24, 1994, as amended on March 31, 1994, among the Company and certain investors, (iii) deletes and supersedes certain rights contained in Sections 7 and 8 of both that certain Stock Purchase Agreement, dated as of November 1, 1991, among the Company, CVM and certain shareholders of the Company and that certain Stock Purchase Agreement, dated as of March 25, 1992, among the Company, CIF and certain shareholders of the Company, (iv) deletes and supersedes certain rights contained in Sections 8, 9 and 10 in that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of January 24, 1994, as amended March 31, 1994, among the Company and certain investors, and (v) terminates
Section 9 of that certain Stock Purchase Agreement, dated as of November 1, 1991, among the Company, CVM and certain shareholders of the Company.

                 7.5.5 This Agreement amends and restates in its entirety that certain Investors Rights' Agreement, dated as of March 2, 1995.

         7.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach, default or noncompliance of any other party hereto under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party's part of any breach, default or noncompliance under the Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

         7.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         7.8 Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         7.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         7.10 Pronouns. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

         7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.